EXHIBIT 99.1
FOR IMMEDIATE RELEASE:
DATATRAK INTERNATIONAL REPORTS FIRST QUARTER RESULTS FOR 2008
CLEVELAND, Ohio, May 8, 2008...DATATRAK International, Inc. (NASDAQ: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today reported its operating results for the first quarter of 2008.
          For the three months ended March 31, 2008, revenue decreased approximately 41% to $2,088,000 and the Company reported a net loss of $(2,233,000), or $(0.16) per share on both a basic and diluted basis. These results compared with revenue of $3,542,000 and a net loss of $(1,895,000) or $(0.16) per share on both a basic and diluted basis in the first quarter of 2007.
          The gross profit margin for the first quarter was 55% compared to 62% for the same period a year ago. The decline in gross profit margin was a result of the 41% decrease in revenue partially offset by a 30% reduction in direct costs.
          DATATRAK’s backlog at March 31, 2008 was $13.9 million and backlog currently stands at approximately $12.9 million. This compares to a backlog of $13.0 million at December 31, 2007. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not been signed. All contracts are subject to possible delays or cancellation or can change in scope in a positive or negative direction. Therefore, current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue. Historically, backlog has been a poor predictor of the Company’s short-term revenue.
          “In our last financial release and conference call in late February we stated that we were seeing early signs of a building sales momentum as we entered this year and felt we were moving in such a direction that we believed 2008 would place us back on a positive sales growth trend,” stated Dr. Jeffery A. Green, President and CEO of DATATRAK International, Inc. “This optimism was supported by a near record volume of approximately $4.1 million of new business during the fourth quarter of 2007, a reflection of positive results from our reorganized marketing and sales efforts. We were careful to frame our anticipated return to growth as a gradual, but positive trend, stating it was certainly possible that as we progressed through the remainder of 2008 and beyond, a particular quarter’s sales may not necessarily be greater than the prior, however, looking out, the trend should be progressively upward.”
          Green Continued, “Based partially on our first quarter 2008 revenues, which represented our first sequential quarterly revenue increase in quite some time (going from $1.8 million in the fourth quarter of 2007 to $2.1 million during the first quarter of this year) and new backlog additions totaling approximately $3 million, I am pleased to report to you today that during this first quarter we continued to make progress towards achieving our recovery goals for 2008.”
          “Our relationship with NTT DATA continues to advance. During this quarter our respective teams have been working closely on continued training on our eClinical platform and we are working hand-in-hand with NTT DATA’s marketing and sales team in Japan. NTT DATA will be present in our booth at the upcoming Annual DIA trade show in Boston in June.”
          “While challenges and uncertainties still confront us, we are encouraged with our progress during the most recent quarter and remain positive about our future potential. We are focused on, and working to return the Company to a positive cash flow environment as quickly as possible. I encourage you to join our conference call later today where these and other topics will be discussed in more detail.”
          The Company will also host a conference call today at 4:30 p.m. ET. To participate via phone, participants are asked to dial 412-858-4600 a few minutes before 4:30 p.m. ET. The conference call will also be available via live web cast on DATATRAK International, Inc.’s web site by clicking the button labeled “Click here for Live Web Cast, 1st Quarter Earnings Call” on the Company’s homepage at www.datatrak.net a few minutes before 4:30 p.m. ET.
          A replay of the phone call and web cast will each be available at approximately 6:30 p.m. ET on May 8, 2008 and will run until 9:00 a.m. ET on May 15, 2008. The phone replay can be accessed by dialing 412-317-0088 (access code 419020). To access the web cast replay go to the Company’s homepage at www.datatrak.net and click the button labeled “Click here for Replay of Web Cast, 1st Quarter Earnings Call.”
          DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. The DATATRAK eClinical™ software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer ASP model that fully empowers clients to design, set up and manage their clinical trials independently. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 separate drugs and one medical device that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio, Bonn, Germany, and Bryan, Texas. Its common stock is listed on the NASDAQ Stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.
Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations, assumptions, estimates and current beliefs concerning the operations, future results and prospects of the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all-inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement whether as a result of new information, future events or otherwise.
CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Raymond J. Merk	Neal Feagans
President and Chief Executive Officer	Chief Financial Officer	Investor Relations
DATATRAK International, Inc.	DATATRAK International, Inc.	Feagans Consulting, Inc.
440/443-0082 x112	440/443-0082 x181	303/449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	March 31, 2008	December 31, 2007
Cash and investments	$5,950,860	$8,514,361
Accounts receivable, net	1,395,989	1,070,688
Property & equipment, net	3,214,069	3,534,799
Deferred tax assets	1,301,700	1,399,000
Intangible assets, net	333,808	520,458
Goodwill	10,856,113	10,856,113
Other	511,102	577,792

Total assets	$23,563,641	$26,473,211

Accounts payable and other current liabilities	$6,452,693	$3,971,883
Long-term liabilities	2,674,241	5,931,962
Shareholders’ equity	14,436,707	16,569,366

Total liabilities and shareholders’ equity	$23,563,641	$26,473,211

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended March 31,
	2008	2007
Revenue	$2,088,229	$3,542,095
Direct costs	933,879	1,337,471

Gross profit	1,154,350	2,204,624

Selling, general and administrative expenses	2,856,600	3,422,671
Depreciation and amortization	522,426	622,403

Loss from operations	(2,224,676)	(1,840,450)

Interest income	59,740	70,192
Interest expense	66,567	98,669
Loss on disposal	1,382	—

Loss before income taxes	(2,232,885)	(1,868,927)

Income tax expense	—	26,300

Net loss	$(2,232,885)	$(1,895,227)

Net loss per share:
Basic:
Net loss per share	$(0.16)	$(0.16)

Weighted-average shares outstanding	13,681,901	11,858,949

Diluted:
Net loss per share	$(0.16)	$(0.16)

Weighted-average shares outstanding	13,681,901	11,858,949